Exhibit 99.1
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Attn: Pamela G. Boone, Chief Financial Officer
Synergetics USA, Inc. Announces Record Revenue and Record Net Income in the Second Quarter of
Fiscal 2006
     O’FALLON, MO, March 14, 2006 – Synergetics USA, Inc. (NASDAQ: SURG) announced revenues and earnings for its second quarter of fiscal 2006 ended January 30, 2006.
     On September 21, 2005, Synergetics, Inc. (“Synergetics Missouri”), a privately held Missouri corporation, reverse merged with Valley Forge Scientific Corp. (“Valley Forge”). Subsequently, Valley Forge changed its name to Synergetics USA, Inc. (the “Company” or “Synergetics”). Synergetics Missouri was deemed the acquirer and Valley Forge’s assets acquired and liabilities assumed were recorded at fair market value. The financial results of Valley Forge and the shares issued in the reverse merger have been fully included for the second quarter and have been included from September 22, 2005, through January 30, 2006 for the six month period ended January 30, 2006.
     Synergetics is pleased to report record sales of $9.9 million and record profits of $858,000 for its fiscal second quarter ended January 30, 2006. The calculated increase in sales is an 84.6 percent increase over the sales of Synergetics Missouri for the second quarter of fiscal 2005. This percentage increase includes the current quarter sales of approximately $2.2 million from bipolar electrosurgical generators, pain control generators, BiDent™ generators, disposables sales, and royalties from the former Valley Forge. Excluding the former Valley Forge sales, net sales from Synergetics Missouri grew 43.4 percent. The sales of $9.9 million represent a 46.0 percent increase over what Synergetics Missouri and Valley Forge combined did last year.
     Synergetics reports an operating income of $1.5 million for the second quarter of fiscal 2006 as compared to an operating income for Synergetics Missouri of approximately $707,000 for the second quarter of fiscal 2005. Net income for second quarter of fiscal 2006 was approximately $858,000, or $0.04 per basic and diluted share, as compared to net income for Synergetics Missouri of approximately $424,000, or $0.12 per basic and diluted share, for the second quarter of fiscal 2005. Net income for Valley Forge was $68,000 for the quarter ended December 31, 2004. The decrease in earnings per share is due to the increased share base resulting from the reverse merger with Valley Forge. If Synergetics Missouri’s share base had been restated utilizing the 4.59 conversion ratio agreed to in the merger agreement, then Synergetics Missouri would have earned $0.03 per basic and diluted share for the second quarter of fiscal 2005. Weighted-average shares outstanding increased from 3,411,364 to 23,934,251.
     During the six months ended January 30, 2006, sales were $17.0 million as compared with sales for Synergetics Missouri of $10.3 million for the six months ended January 31, 2005. The calculated increase in sales is a 64.9 percent increase over the sales of Synergetics Missouri for the six months ended January 31, 2005. This percentage increase includes the period from September 22, 2005 through January 30, 2006 sales of approximately $3.0 million from bipolar electrosurgical generators, pain control generators, BiDentTM generators, disposables sales and royalties from Valley Forge for the period September 22, 2005 to January 30, 2006. Excluding the former Valley Forge sales, net sales from Synergetics Missouri grew 36.2 percent. The sales of $17.0 million represent a 32.1 percent increase over the previous year’s combined sales for Synergetics Missouri and Valley Forge.
     Synergetics reports an operating income of approximately $2.2 million for the six months ended January 30, 2006 as compared to operating income for Synergetics Missouri of approximately $1.3 million for the six months ended January 31, 2005. Net income for the six months ended January 30, 2006 was approximately $1.3 million or $0.08 per basic and diluted share, as compared to net income for Synergetics Missouri of approximately $795,000, or $0.23 per basic and diluted share, for the six months ended January 31, 2006. The decrease in earnings per share from the Synergetics Missouri earnings per share is due to the increased share base resulting from the reverse merger with Valley Forge. If Synergetics Missouri’s share base had been restated utilizing the 4.59 conversion ratio agreed to in the merger agreement, then Synergetics Missouri would have earned $0.05 per basic and diluted share for the six months ended January 31, 2005. Weighted-average shares outstanding increased from 3,412,614 to 17,196,651.
     “Synergetics’ organic growth of 43.4 percent for the quarter and 36.2 percent for the first six months of fiscal 2006 is excellent. I am pleased to report strong growth rates across all product lines. Our international growth rate of 45 percent is tremendous,” said Gregg D. Scheller, Chief Executive Officer and President of Synergetics. “We are pleased to report strong gross profit numbers and a gross margin of 62 percent for the quarter. Our organic research and development expenditures increased 22 percent and were primarily directed towards efforts to support future growth in our most important product offerings, as we prepare to take the Omni® product international and into other surgical arenas. Synergetics now holds more than 20 patents with approximately 26 additional patents pending. In addition, our investments into our domestic and international distribution networks are beginning to pay off. Thus, our organic selling, general and administrative costs rose 35 percent to $3.3 million. However, our percentage of selling, general and administrative costs to sales decreased to 43 percent from 46 percent as sales rose more quickly than these expenses.”
     Mr. Scheller further commented, “The merger of Synergetics and Valley Forge has provided several opportunities that we are currently exploring. We continue to develop our OEM relationships with Codman and Stryker, while building our neurosurgical product line. We anticipate significant growth in our neurosurgical business on the strength of the new Malis® Advantage™, which is due to be released shortly for market testing, expected growth in U.S. and international market share for our Sonopet OMNI® ultrasonic aspirators, and the royalty income generated from the licensing of the Malis® trademark.”
Net Sales
     The following table presents net sales by segment (dollars in thousands):

	Quarter Ended January
	2006	2005	% Increase (Decrease)
Synergetics:
Ophthalmic	$5,858	$4,427	32.3%
Neurosurgery	1,806	920	96.3%
Valley Forge:	2,204	—	N/M

	$9,868	$5,347	84.6%

For 2006, this information is for the quarter ended January 30, and for 2005, the quarter ended January 31. N/M — Not meaningful.
     Ophthalmic sales growth was led by continued growth in sales of Synergetics’ core technology areas of instruments and illumination. When comparing neurosurgery net sales of Synergetics during the second fiscal quarter of 2006 to the second fiscal quarter of 2005, 2006 sales are 96.3 percent greater than 2005 sales, primarily attributable to sales in the core technology area of power ultrasonic aspirators and related disposables. We expect that sales of products in these core technologies will have a positive impact on net sales for the remainder of fiscal 2006. In addition, we anticipate that the positive effects of the Malis® AdvantageTM will begin to be reflected in operations in the fourth fiscal quarter of 2006.
     The following table presents national and international net sales (dollars in thousands):

	Quarter Ended January
	2006	2005	% Increase
United States — Synergetics	$5,564	$3,895	42.8%
United States — Valley Forge	2,204	—	N/M
International — Synergetics (including Canada)	2,100	1,452	44.6%

	$9,868	$5,347	84.6%

For 2006, this information is for the quarter ended January 30, and for 2005, the quarter ended January 31. N/M — Not meaningful.
Gross Profit
     Gross profit as a percentage of net sales was 62.2 percent in the second quarter of fiscal 2006 compared to 63.0 percent for the same period in fiscal 2005. Gross profit as a percentage of net sales from the second quarter of fiscal 2005 to the second quarter of fiscal 2006 decreased approximately one percentage point, primarily as a of result of a change in mix of sales toward OEM capital equipment sales which generate lower margins, offset by royalty payments received from Codman during the second quarter of fiscal 2006 which were not required during the second quarter of fiscal 2005.
Operating Expenses
     Research and development (“R&D”) as a percentage of net sales was 4.2 percent for the second quarter of fiscal 2006 and 3.5 percent for Synergetics Missouri in the second quarter of fiscal 2005. R&D costs increased to approximately $417,000 in the second quarter of fiscal 2006 from $186,000 for Synergetics Missouri in the same period in fiscal 2005, reflecting not only an increase in spending on active projects focused on areas of strategic significance, but also approximately $190,000 in R&D for the former Valley Forge. Synergetics’ pipeline included approximately 40 active, major projects in various stages of completion as of January 30, 2006. The Company has strategically targeted R&D spending as a percentage of net sales to be consistent with what management believes to be an average range for the industry. The Company expects over the next few years to invest in R&D at a rate ranging from approximately 4.0 percent to 6.0 percent of net sales.

     Selling, general and administrative expenses (“SG&A”) increased by $1.8 million to $4.2 million during the second quarter of fiscal 2006 as compared to Synergetics Missouri second quarter of fiscal 2005 SG&A of $2.5 million. However, the percentage of SG&A to net sales decreased from 46.2 percent for Synergetics Missouri’s second quarter of fiscal 2005 to 43.2 percent for the second quarter of fiscal 2006 as sales rose more quickly than SG&A expenditures. Selling expenses, which consist of salaries and commissions, the largest component of SG&A, increased approximately $550,000 to $1.9 million, or 19.3 percent of net sales, for the second quarter of fiscal 2006, compared to $1.4 million, or 26.2 percent of net sales, for Synergetics Missouri’s second quarter of fiscal 2005. In addition, direct selling expenses and advisory director fees increased $310,000. The increase was also impacted by approximately $717,000 of SG&A for the former Valley Forge. General and administrative headcount increased approximately 22.7 percent, which resulted in an increase in other costs of approximately $210,000 in the second quarter of fiscal 2006, as compared to Synergetics Missouri’s second quarter of fiscal 2005. The Company expects to realize synergies from the Valley Forge/Synergetics merger over the next 18 months, which may be partially offset by ongoing expenses related to the integration of the two companies.
Other Expense
     Other expenses for the second quarter of fiscal 2006 increased 970.0 percent to approximately $156,000 from $14,600 for Synergetics Missouri’s second quarter of fiscal 2005. The increase was due primarily to increased interest expense on the note payable to the estate of Dr. Malis and increased borrowings of the working capital line due to working capital needs during the quarter.
Operating Income, Income Taxes and Net Income
     Operating income for the second quarter of fiscal 2006 increased 106.1 percent to $1.5 million from approximately $707,000 in the comparable 2005 fiscal period for Synergetics Missouri. The increase in operating income was primarily the result of approximately $559,000 in operating income contributed from the Valley Forge merger.
     Synergetics’ effective tax rate was 34.0 percent for the second fiscal quarter of 2006 as compared to 38.8 percent for Synergetics Missouri’s second fiscal quarter of 2005. The decrease was due primarily to research and experimentation credit expectations for the fiscal year ending July 31, 2006.
     Net income increased by approximately $434,000 to $858,000; or 97.5 percent from $424,000 for the second quarter of fiscal 2006, as compared to the same 2005 period for Synergetics Missouri. The growth in net income was primarily the result of approximately $330,000 in net income contributed from the Valley Forge merger. Basic and diluted earnings per share for the first quarter of fiscal 2006 decreased to $0.04 from $0.12 for the second quarter of fiscal 2005. The decrease in earnings per share was the result of issuing 15,960,648 shares in the merger of Synergetics and Valley Forge. These shares were counted as outstanding for the full 63 business days during second fiscal quarter of 2006. Basic weighted-average shares outstanding increased from 3,411,364 to 23,934,251.

About Synergetics USA, Inc.
     Synergetics USA, Inc. resulted from the September 2005 combination of Valley Forge Scientific Corp. and Synergetics, Inc., bringing together their respective unique capabilities in bipolar electrosurgical generators and design, manufacture and marketing of microsurgical hand instruments. Synergetics USA, Inc. designs, manufactures and markets medical devices for use primarily in ophthalmic surgery and neurosurgery and for other healthcare applications. Its products are designed and manufactured to support micro or minimally invasive surgical procedures. In addition to its surgical devices and equipment, it designs and manufactures disposable and non-disposable supplies and accessories for use with such devices and equipment. It also manufactures and sells bipolar electrosurgical generators and other generators, based on its DualWaveTM technology, and complementary instrumentation and disposable products for use in neurosurgery, spine surgery, pain control and in dental applications. Synergetics sells its products primarily to hospitals, clinics and surgeons in approximately 70 countries.
Financial Highlights

	For the Second Fiscal Quarter Ended		For the Six Months Ended
	January 2006	January 2005	January 2006*	January 2005
Net Sales	$9,868,449	$5,346,962	$17,015,568	$10,321,569
Gross Profit	6,134,127	3,366,955	10,973,450	6,646,371

Selling, general and administrative expenses	4,260,883	2,474,606	8,062,662	4,936,765
Research and development expenses	416,886	185,578	694,147	361,187

Operating income	1,456,358	706,771	2,216,641	1,348,419
Other income (expense)	(156,277)	(14,605)	(180,212)	(104,834)
Provision for income taxes	442,028	268,569	692,387	448,765

Net income	$858,053	$423,597	$1,344,042	$794,820

*	The financial results of Valley Forge and the shares issued in the reverse merger have only been included from the day following the date of the consummation of the merger through January 30, 2006.
Reconciliation of Non-GAAP Financial Measurements to GAAP Financial Measurements
     The Non-GAAP financial comparisons utilized above are the combined sales for Synergetics Missouri and Valley Forge for the three and six month periods ended January 31, 2005 and the measurement of earnings per share for Synergetics Missouri utilizing the 4.59 conversion ratio agreed to in the merger agreement for the three and six month periods ended January 31, 2005. Management believes these measurements give a more accurate comparison of how the Company is performing versus the comparison to Synergetics Missouri as a private company. The following is a reconciliation between the GAAP measures and the Non-GAAP measures:

	Quarter Ended	Six Months Ended
Net Sales:
Period Ended January 31, 2005:
Synergetics Missouri	$5,346,962	$10,321,569
Valley Forge (quarter and six month period ended December 31, 2004)	1,412,376	2,562,186
Combined	$6,759,338	$12,883,755
Period Ended January 30, 2006:
Synergetics	$9,868,449	$17,015,568
Percentage increase (2006 vs. 2005)	46.0%	32.1%
Net income and share information
For the period ended January 31, 2005:
Net Income	$423,597	$794,820
Basic Shares Outstanding	3,411,364	3,412,614
Conversion Ratio	4.59	4.59

	15,658,161	15,663,898
Basic Earnings Per Share	$0.03	$0.05

Diluted Shares Outstanding	3,424,045	3,425,295
Conversion Ratio	4.59	4.59

	15,716,367	15,722,104
Diluted Earnings Per Share	$0.03	$0.05

Forward-Looking Statements
     Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including but not limited to: the effects of local and national economic, credit and capital market conditions on the economy in general, and on the medical device industry in particular, and the effects of foreign exchange rates and interest rates; the ability to timely and cost-effectively integrate the operations and management of Valley Forge and Synergetics following their merger transaction; the ability to realize the synergies and other perceived advantages resulting from the merger; the ability to retain and attract key personnel; the ability of Synergetics to successfully execute its business strategy; the extent and timing of market acceptance of new products or product indications; the ability of Synergetics to procure, maintain, enforce and defend its patents and proprietary know how; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; the ability of Synergetics to continue to increase customer loyalty; the ability to recoup costs of capital investments through higher revenues; environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to Synergetics’ properties; acts of war or terrorism incidents; the effects of operating and market competition; and other important factors disclosed previously and from time to time in Synergetics’ filings with the SEC. Synergetics undertakes no obligation to update these forward-looking statements.